EXHIBIT B

Cleco Corporation Organizational Chart

Ownership interests of the respective members are 100% unless noted otherwise

Cleco Corporation

		Cleco Power LLC		Cleco Midstream Resources LLC		Cleco Support Group LLC		CLE Resources, Inc		Cleco Innovations LLC

Acadia Power Holdings LLC	Cleco Business Development LLC	Cleco Columbian LLC	Cleco Energy LLC	Cleco Evangeline LLC	Cleco Generation Services LLC	Cleco Marketing & Trading LLC	Perryville Energy Holdings LLC		Diversified Lands LLC	Cleco ConnexUs LLC	UTS, LLC

Acadia Power Partners, LLC (50%)		CLE Intrastate Pipeline Company, LLC	Desoto Pipeline Company, Inc.	Four Square Production, L.L.C.	Hudson, SVD L.L.C. (50%)		Perryville Energy Partners, LLC

Acadia Partners Pipeline LLC					Providence Partners, L.L.C. (93%)